PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 11, 1997)

                               OMNICOM GROUP INC.
                        $218,500,000 Principal Amount of
               4 1/4% Convertible Subordinated Debentures due 2007
                     (Interest Payable January 3 and July 3)

                        3,468,254 Shares of Common Stock

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     This document  supplements the Prospectus  dated March 11, 1997 relating to
(i) $218,500,000 aggregate principal amount of 4 1/4% Convertible Subordinated Debentures due 2007 (the "Debentures") of Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"), and (ii) 3,468,254 shares of Common Stock, par value $0.50 per share (the "Common Stock") of the Company which are initially issuable upon conversion of the Debentures plus additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated in January 1997 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On July 16, 1997 the closing price of the Common Stock as reported on the New York Stock Exchange was $64.00 per share. The Common Stock is traded under the symbol "OMC".

     In accordance with the Section of the Prospectus entitled "Selling Securityholders" (which appears on pages 19 and 20 of the Prospectus), the following information is provided with respect to the beneficial owners of the
Debentures:

                                        Principal Amount     Principal Amount
                                         of Debentures     of Debentures to be
 Name of Selling Securityholder(s):    Beneficially Owned    Offered for Sale
 ---------------------------------    --------------------  ------------------
Froley Revy Investment Co. Inc./           $ 500,000            $ 500,000
Arkansas PERS
Froley Revy Investment Co. Inc./             825,000              825,000
PRIM Board
Froley Revy Investment Co. Inc./             500,000              500,000
Southern Farm Bureau Life Insurance
Froley Revy Investment Co., Inc./            575,000              575,000
Regence Washington Health
Froley Revy Investment Co. Inc./             200,000              200,000
Starvest Investment
Froley Revy Investment Co. Inc./           4,400,000            4,400,000
State of Oregon/SAIF Corp.
Froley Revy Investment Co. Inc./             215,000              215,000
Island Insurance Convertibles
Froley Revy Investment Co. Inc./             700,000              700,000
Finance Factors Ltd.
Lazard Freres & Co. LLC                    2,630,000            2,630,000
Lutheran Brotherhood Income Fund           1,000,000            1,000,000
LB Series Fund, Inc., Income Portfolio       500,000              500,000
Lutheran Brotherhood                       3,500,000            3,500,000
Phoenix Convertible Fund                     510,000              510,000
The TCW Group, Inc.                       15,630,000           15,630,000


     The Debentures being offered by the Selling Securityholders hereby represent all of the Debentures beneficially owned by the Selling Securityholders as of July 17, 1997. Except for the purchase of the Debentures, none of the Selling Securityholders has had a material relationship with the Company or any of its affiliates within the past three years.

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     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this Prospectus Supplement is July 18, 1997.